                                                                     Exhibit 4.3

                                    FORM OF
                  AMENDED AND RESTATED SHAREHOLDERS AGREEMENT


     Amended and Restated Shareholders Agreement (the "Agreement"), dated as of _________, 1997, by and among Howmet International Inc., a Delaware corporation (the "Company"), Thiokol Corporation, a Delaware corporation ("Thiokol"), Thiokol Holding Company ("Holding"), a Delaware corporation and a wholly-owned subsidiary of Thiokol, and Carlyle-Blade Acquisition Partners, L.P., a Delaware limited partnership ("Carlyle") (individually, a "Party" and collectively, the "Parties").

     WHEREAS, the Parties entered into a Shareholders Agreement dated as of December 13, 1995 (the "Shareholders Agreement") in connection with the acquisition by Carlyle of 51% of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company and by Holding of 49% of the outstanding shares of Common Stock and all of the outstanding shares of 9% Series A Senior Cumulative Preferred Stock (the "Preferred Stock") of the Company;

     WHEREAS, Holding, Thiokol, the Company and Carlyle entered into the IPO Agreement, dated as of October 8, 1997 (the "IPO Agreement"), in connection with, among other things, an initial public offering (the "IPO") of Common Stock by Carlyle;

     WHEREAS, in connection with the transactions contemplated by the IPO Agreement, and effective as of this date (the "IPO Closing Date"), Carlyle and Holding desire to amend and restate the Shareholders Agreement;

     NOW THEREFORE, in consideration of the above premises and mutual agreements set forth in this Agreement and subject to the terms and conditions stated herein, the Parties hereby agree as follows:

                                   ARTICLE I

                                CARLYLE NOMINEE

     So long as Carlyle or an Affiliate of Carlyle has Beneficial Ownership of 5% or more of the issued and outstanding Common Stock, the Company shall nominate, and Holding shall vote its shares of Common Stock for, a duly qualified Director nominee selected by Carlyle (or such Affiliate) and reasonably acceptable to Holding and the Board of Directors of the Company (the "Carlyle Director"). The Carlyle Director shall be either a director or managing director of Carlyle or an Affiliate of Carlyle. The Carlyle Director shall have no director interlocks with material customers, suppliers, or competitors of the Company.

                                   ARTICLE II

                            TRANSFERS OF SECURITIES

2.01 General Restriction.

     (a) Carlyle shall not sell, transfer, assign, pledge, hypothecate, or otherwise alienate ("Transfer") any Securities until the first business day following the date of the fourth anniversary of the IPO Closing (or, with respect to any Securities as to which Holding has theretofore exercised the Call Option (as defined below), the Option Closing Date with respect to such exercise, if later) (the "Free Transfer Date") other than (i) a Transfer to an Affiliate of Carlyle made in compliance with Section 2.04(a), (ii) pursuant to
Section 2.04(c), (iii) pursuant to Article III of this Agreement or (iv) pursuant to the transactions contemplated by the IPO Agreement.

     (b) Holding shall not Transfer any Securities prior to the Free Transfer Date other than (i) a Transfer to an Affiliate of Holding made in compliance with Section 2.04(b), (ii) pursuant to Section 2.04(c) or (iii) in compliance with Section 3.05.

2.02 Legend.

     (a) The certificates of Common Stock held by Carlyle and Holding subsequent to the IPO Closing Date will be endorsed with the following legends:

     "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND

RESTATED SHAREHOLDERS AGREEMENT DATED AS OF __________, 1997. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF HOWMET INTERNATIONAL INC."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR SOLD WITHOUT COMPLIANCE WITH SUCH ACT."

     (b) Upon the delivery to the Company by Carlyle or its Affiliates or Holding or its Affiliates of such legended certificate in connection with a sale under Rule 144 (including the delivery of customary documents with respect to the applicability of an exemption from registration) or pursuant to an effective registration statement, the Company shall issue in exchange therefor a certificate for such shares without such legend.

2.03 Certain Restrictions.

     Notwithstanding any other provision of this Agreement to the contrary, no Transfer of Securities pursuant to Section 2.04(a) of this Agreement may be effected by Carlyle prior to the Free Transfer Date unless and until the intended transferee(s) has acknowledged that the Securities to be transferred are being transferred subject to provisions of this Agreement and the IPO Agreement, and the intended transferee(s) has agreed to be bound by the provisions of this Agreement (including, without limitation, those related to Security Interests under Article V, the 4% Option (as defined in the IPO Agreement), the Call Option (as defined below), the Right of First Refusal (as defined below) and Transfers to the extent then applicable), in writing in a form reasonably satisfactory to Holding. In addition, until the Free Transfer Date (or, if later, the day after the last day on which Holding may purchase the Call Option Shares pursuant to the Call Option), no Transfer of Securities pursuant to Section 2.04(a) of this Agreement may be effected unless and until
(i) the Security Interest in the transferred Securities continues and remains after the Transfer a perfected, first priority security interest in the transferred Securities, securing the obligations under Article II and Article III of this Agreement and Article III of the IPO Agreement and (ii) Holding receives an opinion of counsel of national repute to Carlyle (or its transferee) to the effect that the agreement of the transferee is enforceable against it in accordance with its terms and as to matters set forth in clause (i) above (subject to customary qualifications and exceptions). Each such transferee shall succeed to the obligations, and the rights, of the transferring shareholder hereunder; provided, however, that Carlyle's right to designate a director under Article I will not be transferable other than to an Affiliate of Carlyle as provided in Article I.

2.04 Exempt Transfers.

     (a) The provisions of Section 2.01(a) shall not apply to the Transfer of Securities by Carlyle to any of its Affiliates (provided that the provisions of Section 2.03 have been strictly complied with and that no more than ten (10) Affiliates of Carlyle own Securities at any one time).

     (b) The provisions of Section 2.01(b) shall not apply to the Transfer of Securities by Holding to any of its Affiliates; provided that no more than ten
(10) Affiliates of Holding own Securities at any one time; and provided, further, that the intended transferee(s) has acknowledged that the Securities to be transferred are being transferred subject to the provisions of this Agreement, and the intended transferee(s) has agreed to be bound by the provisions of this Agreement (including, without limitation, Article I and Section 3.05), in writing in a form reasonably satisfactory to Carlyle. Each such transferee shall succeed to the obligations, and the rights, of the transferring shareholder hereunder; provided, however, that the rights under the Call Option or the Right of First Refusal may be transferred only in strict compliance with Section 3.04.

     (c) The provisions of Section 2.01 shall not apply to the Transfer of Securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or Rule 144 (provided, in the case of a Transfer by Carlyle or any of its Affiliates prior to the Free Transfer Date, that the provisions of Section 3.02 have been strictly complied with).

2.05 Improper Transfer.

     Any attempted transfer of any Securities by Carlyle or Holding (or their respective transferees) not in accordance with Section 2.01 shall be null and void. The Parties shall cause the Company to provide stop transfer instructions to any transfer agent for the Common Stock.

                                  ARTICLE III

                 CALL OPTION; RIGHT OF FIRST REFUSAL; TAG-ALONG

3.01 Holding's Call Option.

     (a) Carlyle hereby grants to Holding an option (the "Call Option"), exercisable from time to time during the Option Period (as defined below), to purchase up to all of the shares of Common Stock owned by Carlyle not otherwise purchased by Holding or the underwriters of the IPO pursuant to the IPO Agreement. Holding may exercise its Call Option in whole or in part (in increments of 25% of the Common Stock owned by Carlyle at the beginning of the Option Period or any multiple of 25%) at any time during the period (the

"Option Period") beginning on the date of the second anniversary of the IPO Closing Date and ending at the close of business on the date of the fourth anniversary of the IPO Closing Date; provided, however, that if there occurs a change in the ultimate Beneficial Ownership of TCG Holdings, L.L.C. of more than 50% as a result of a single transaction (or series of related transactions), from and after such Change of Beneficial Ownership until the end of the Option Period, Holding shall have the right to exercise the Call Option in accordance with this Section 3.01; and provided, further, that Holding may not exercise its Call Option if, at the time of such exercise, senior management of Thiokol is engaged in serious discussions with a third party (other than an Affiliate of Thiokol) relating to the sale, transfer or assignment by Thiokol and its Subsidiaries (other than the Company) of 10% or more of the outstanding Securities of the Company thereto.

     (b) The purchase price of the Option Shares shall be equal to the Market Price (as defined below) of the Common Stock as of the date the Option Exercise Notice (as defined below) is delivered to Carlyle. "Market Price" shall mean, as of any date of determination, the volume-weighted average of the prices per share of Common Stock for all trades reported on the New York Stock Exchange, Inc. ("NYSE") during the 20 consecutive trading days ending immediately prior to the date of determination. Consecutive trading days shall include such dates that shares of Common Stock do not trade on a NYSE regularly scheduled trading day.

     (c) The Call Option may be exercised during the Option Period by Holding delivering a written notice of exercise (the "Option Exercise Notice") to Carlyle specifying the number of Shares of Common Stock to be purchased and the date (the "Exercise Date"), which date shall be at least five days after the date of the Option Exercise Notice but no later than 15 business days after such date, upon which Holding shall acquire the Option Shares specified in the Option Exercise Notice (the "Option Closing Date"). Any exercise of the Call Option may be subject to the conditions set forth in Section 3.03 below. If the Option Shares are not purchased because any of the conditions in Section 3.03 are not met, none of the rights and remedies of any Person will be lost as a result of the purchase not occurring.

3.02 Holding's First Right of Refusal.

     (a) During the period beginning at the earlier of (i) the second anniversary of the IPO Closing Date or (ii) a Change of Control of Thiokol and ending at the fourth anniversary of the IPO Closing Date, Carlyle may Transfer shares of Common Stock provided that it shall have delivered to Holding during the Option Period a written notice (the "Right of First Refusal Notice") of Carlyle's intent to Transfer up to all of the remaining shares of Common Stock (in increments of 25% of the outstanding shares of Common Stock owned by Carlyle on the first day of the Option Period or any multiple of 25%) then owned by Carlyle. The Right of First Refusal Notice shall specify the number of shares proposed to be Transferred (the "Transfer Shares"), the identity of the proposed transferee (other than in connection with the exercise of its registration rights pursuant to the Registration Rights Agreement dated as of the date hereof between Carlyle and the Company (the "Registration Rights Agreement") or in connection with sales under Rule 144) and the proposed purchase price (which may simply be "market price" in the case of sales under a registration statement or pursuant to Rule 144).

     (b) Holding shall have the right (the "Right of First Refusal"), exercisable at any time within 10 business days (the "Refusal Period") from the date that Holding receives the Right of First Refusal Notice from Carlyle ("Right of First Refusal Date"), to purchase all, but not less than all, of the Transfer Shares at the Market Price determined as of the Right of First Refusal Date. The Right of First Refusal may be exercised by Holding delivering a written notice of exercise (the "Refusal Exercise Notice") during the Refusal Period specifying the date, which date shall be at least five business days after the date of the Refusal Exercise Notice but no later than 20 business days after such date, upon which Holding shall acquire the Transfer Shares specified
in the Refusal Exercise Notice (the "Refusal Closing Date").   Any exercise of
the Right of First Refusal may be subject to the conditions set forth in Section
3.03 below. If the Transfer Shares are not purchased because any of the conditions in Section 3.03 are not met, none of the rights and remedies of any Person will be lost as a result of the purchase not occurring.

     (c) In the event Holding does not exercise the Right of First Refusal (or fails to consummate any purchase during the specified periods following such exercise other than due to a breach by Carlyle), Carlyle shall have the right to consummate the Transfer specified in the Right of First Refusal Notice within 90 days after the expiration of the Refusal Period or, in the case of sales pursuant to the Registration Rights Agreement, until such sales are made or the registration statement is withdrawn.

3.03 Closing of the Call Option or the Right of First Refusal.

     The closing of Holding's acquisition of Option Shares pursuant to Holding's exercise of the Call Option or the Transfer Shares pursuant to Holding's exercise of the Right of First Refusal shall take place at the office of counsel to Holding at 10:00 a.m. on the Option Closing Date or the Refusal Closing Date, as the case may be. Holding shall deliver to Carlyle the purchase price of the Option Shares or the Transfer Shares by wire transfer of immediately available funds to the account number specified by Carlyle at least two business days prior to the closing, and Carlyle shall deliver to Holding certificates evidencing the shares being acquired by Holding, duly endorsed for transfer. It shall be a condition of Holding's obligation at such closing that (i) the representations and warranties set forth in clause (i) of the second sentence of
Section 4.01 shall be true and correct as of the Option Closing Date or the Refusal Closing Date, as the case may be, (ii) Holding shall have received a certificate of Carlyle, signed by each of its general partners, to such effect, and (iii) Holding shall have received the opinion of counsel of national repute to Carlyle as to the matters set forth in clauses (i) and (ii) of the second sentence of Section 4.01, which counsel and opinion shall be reasonably satisfactory to Holding (it being agreed that an opinion of counsel in the form provided by Carlyle's counsel to the underwriters of the IPO shall be deemed satisfactory). It shall be a condition to the obligation of each of Holding and Carlyle to consummate the sale of the Option Shares or the Transfer Shares being sold to Holding that all necessary consents, approvals and authorizations of third parties and governmental agencies required to be obtained with respect to such acquisition shall have been obtained as of the Option Closing Date or the Refusal Closing Date, as the case may be; provided that each of Holding and Carlyle shall take whatever steps are reasonably necessary to obtain such consents, approvals and authorizations to permit the legal transfer to Holding of such shares and to ensure that Holding's consummation of such purchases will not create an event of default under the Company's or any of its Subsidiaries' credit agreements or give rise to an acceleration or requirement to make a change of control offer with respect to any indebtedness of the Company or any of its Subsidiaries (provided that Holding shall not be obligated to dispose of any assets to obtain any such consent, authorization or approval). Holding and Carlyle shall share equally all reasonable expenses incurred in connection with obtaining such consents, approvals and authorizations. Holding and Carlyle shall share equally all U.S. federal, state and local transfer taxes (which term shall include any governmental fees or assessments generally applicable to capital stock transfers), if any, attributable to the delivery of the Option Shares or the Transfer Shares, as the case may be. Any foreign transfer taxes shall be paid (i) by Carlyle, if such taxes are imposed by virtue of Carlyle's foreign residence or activities or removal of the Option Shares or the Transfer Shares to a foreign jurisdiction, and (ii) by Holding, if such taxes are imposed by virtue of Holding's (or its transferee's) foreign residence or activities.

3.04 Non-Assignment of Call Option and First Right of Refusal.

     Holding shall not assign or transfer its rights under the Call Option or First Right of Refusal without Carlyle's prior written consent (which consent may be withheld by Carlyle in its sole and absolute discretion), provided that Holding may so transfer the Call Option and Right of First Refusal to any parent corporation or any direct or indirect wholly owned Affiliate of Thiokol without such consent.

3.05 Tag-Along Right.

     (a) Holding agrees that, prior to the Free Transfer Date, it shall not Transfer shares of Common Stock held by it to an unaffiliated third party or parties ("Third Party") (other than pursuant to Section 2.04(b) or Section 2.04(c) or a bona fide pledge of the shares of Common Stock to a financial institution as security for borrowings, to which the provisions of this Section
3.05 do not apply), unless the terms and conditions of such Transfer shall include an offer to each of Carlyle and its Affiliate transferees ("Carlyle Shareholders") to include in the transfer to the Third Party, at such Carlyle Shareholder's option and on the Third Party Terms (as defined below), an amount of the shares of Common Stock determined in accordance with Section 3.05(c) (the "Tag-Along Rights").

     (b) Holding shall deliver notice to the Company, Carlyle and each other Carlyle Shareholder of any proposed Transfer to which the provisions of this
Section 3.05 apply (a "Sale Notice"). Each Sale Notice shall set forth: (i) the name of the Third Party and the number of shares of Common Stock proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party, and any other material terms pertaining to the Transfer (the "Third Party Terms"), and (iv) that the Third Party has been informed of the Tag-Along Rights provided for in this Section 3.05 and has agreed to abide by the terms of the Tag-Along Rights.

     (c) Following delivery of a Sale Notice, each of the Carlyle Shareholders shall have the option to sell to the Third Party on the Third Party Terms an amount of shares of Common Stock calculated as follows: The Third Party shall be required to purchase from each Carlyle Shareholder desiring to participate in such transaction the number of shares of Common Stock owned by such Carlyle Shareholder equaling the lesser of (x) the number derived by multiplying (i) the total number of shares of Common Stock to be purchased by the Third Party by
(ii) a fraction, the numerator of which is the aggregate number of shares owned by such Carlyle Shareholder and the denominator of which is the number of shares of Common Stock then owned in the aggregate by Holding (and its Affiliate transferees) and all Carlyle Shareholders, or (y) such lesser number of shares as the Carlyle Shareholder shall designate in the Tag-Along Notice (defined below). The Tag-Along Rights set forth in Section 3.05 may be exercised by any Carlyle Shareholder by delivery of a written notice to the Company and Selling Shareholder (the "Tag-Along Notice") within ten (10) business days following receipt of a Sale Notice (the "Tag-Along Period"). The Tag-Along Notice shall state the number of shares that such Carlyle Shareholder wishes to include in such transfer to the Third Party. Upon the giving of a Tag-Along Notice, such Carlyle Shareholder shall be entitled and obligated to sell the number of shares set forth in the Tag-Along Notice to the Third Party on the Third Party Terms; provided, however, that neither Holding nor any such Carlyle

Shareholder shall consummate the sale of any shares offered by it if the Third Party does not (i) purchase all shares which Holding and the Carlyle Shareholders are entitled and desire to sell pursuant hereto and (ii) agree to be bound by the obligations of Holding pursuant to Article I of this Agreement until the third anniversary of the IPO Closing Date.

     At the closing of the Transfer to any Third Party (of which Holding shall give each Carlyle Shareholder who has elected to exercise the Tag-Along Right provided by this Section 3.05 at least five business days' prior written notice), the Third Party shall remit to Holding and each Carlyle Shareholder who has elected the Tag-Along Right (collectively the "Selling Shareholders") the consideration for the total sales price of the shares of such Selling Shareholder sold pursuant thereto, against delivery by such Selling Shareholder of certificates for such shares, duly endorsed or with duly executed stock powers and the compliance by such Selling Shareholder with any other conditions to closing generally applicable to the Selling Shareholders.

     (d) If the provisions of this Section 3.05 have been complied with in all respects, Holding shall have the right for a 120-day period following delivery of the Sale Notice to transfer the shares of Common Stock to the Third Party on the Third Party Terms (or on other terms no more favorable to the Selling Shareholder) without further notice to Carlyle Shareholders who have not given a Tag-Along Notice, but after such 120-day period no such transfer may be made without again giving notice to all Carlyle Shareholders of the proposed transfer and complying with the requirements of this Section 3.05.

     (e)  Thiokol shall cause Holding to comply with its obligations under this
Section 3.05.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01 Carlyle Representations and Warranties.

     Carlyle represents and warrants to Holding that it owns all of the shares of Common Stock free and clear of all liens, encumbrances, security agreements, options, claims, charges, restrictions and rights of third parties of any type or description whatsoever (except restrictions of general applicability imposed by federal and state securities laws and those restrictions and the security
interest created by this Agreement) ("Liens").   Carlyle agrees that, except in
the case of sales of Common Stock permitted under this Agreement to Persons other than Holding, it will not create any Lien on the Common Stock until after the last day of the Option Period and Carlyle represents and warrants that (i) upon the purchase by Holding of the shares of Common Stock and payment in full of the purchase price therefor, Holding will acquire Common Stock free and clear of any Liens and (ii) the sale of the Common Stock to Holding by Carlyle pursuant to exercise of any of its rights to purchase the Common Stock subject to the terms of this Agreement will not result in a default under or breach of or conflict with any agreement to which Carlyle is a party or by which it or any of its assets is bound or result in the violation of any law, rule or regulation applicable to Carlyle.

4.02 Holding Representation and Warranties.

     Holding represents and warrants to Carlyle that (i) Holding, upon the exercise of any of its rights to purchase Common Stock subject to the Agreement is acquiring and will acquire the Common Stock for its own account and not with a view to distribution and (ii) the sale of the Common Stock to Holding by Carlyle pursuant to his Agreement will not result in a default under or breach of or conflict with any agreement to which Holding or Thiokol is a party or by which it or any of its assets are bound or result in the violation of any law, rule or regulation applicable to Holding. Holding acknowledges that the Common Stock acquired pursuant to this Agreement has not been registered or qualified under the Securities Act of 1933 or any state securities law, and therefore cannot be resold by Holding unless they have been so registered or qualified or an exemption from registration and qualification is available.


                                   ARTICLE V

                               SECURITY AGREEMENT

     To secure the obligations of Carlyle to Holding under Article II and
Article III of this Agreement and Article III of the IPO Agreement for any damages arising from (i) the breach by Carlyle of any of such provisions and/or
(ii) the rejection by Carlyle, as debtor or debtor in possession, or by any trustee in bankruptcy for Carlyle, of Carlyle's obligations under Article II and
Article III of this Agreement and Article III of the IPO Agreement, Carlyle hereby grants to Holding a continuing security interest in the shares of Common Stock held by Carlyle subsequent to the IPO. To perfect such security interest, the Common Stock and stock powers executed in blank by Carlyle with respect thereto will at all times commencing with the IPO Closing Date to the Security Interest Termination Date (as hereinafter defined) be held by First National Bank of Chicago (or another institution) pursuant to the Collateral Custodial Agreement (the "Collateral Custodial Agreement") in the Form of Exhibit J attached to the Stock Purchase Agreement dated as of December 13, 1995 by and among Holding, Carlyle and the Company (the "Stock Purchase Agreement") which shall remain in full force and effect notwithstanding this Agreement and the IPO Agreement. Carlyle represents and warrants to Holding that at all times through the Security Interest Termination Date, such security interests will be a first priority, preferred, non-preferential security interest in favor of Holding.
The Security Interest Termination Date will occur upon the earlier of (i) the purchase by Holding of all of the Common Stock owned by Carlyle, (ii) after the last date of the Option Period described in Section 3.01 under which the Call Option or the Right of First Refusal may be exercised or (iii) with respect to any shares of Common Stock permitted to be sold under this Agreement, upon the consummation of such sale. This Article V is the Security Agreement. In addition to any other rights and remedies Holding may have, Holding will have the rights of a secured party upon default under the applicable Uniform Commercial Code with respect to such Common Stock. In connection with any transfer of shares by Carlyle permitted by this Agreement (other than to an Affiliate of Carlyle pursuant to Section 2.04(a)), Thiokol will cooperate promptly to take all actions necessary to release such shares from the provisions of this Article V and the Collateral Custodial Agreement. Any shares not previously released shall be released on the Free Transfer Date, and the Parties shall take all actions necessary to effect such release. In addition, as promptly as practicable after the date of this Agreement, the Parties shall take all actions necessary to release any shares owned by Holding from the Collateral Custodial Agreement and the security provisions under the Stock Purchase Agreement.


                                   ARTICLE VI

                        CONFIDENTIALITY AND NON-COMPETE


6.01 Confidentiality.

     During the period that a Carlyle Director is a member of the Board of Directors of the Company, and for one year thereafter, except as required by law, Carlyle and its Affiliates, and their respective principals, directors, employees and agents (collectively "Representatives") shall hold and not use (other than in the capacity as a director of or an investor in the Company) or disclose any and all competition sensitive, business confidential, proprietary, trade secret information ("Confidential Information") of the Company obtained as an investor or in the capacity as a director or officer of the Company prior to and subsequent to the IPO; provided, that this obligation shall not apply to Confidential Information that (a) is generally available in the public domain,
(b) is known to Carlyle and its representatives other than through the investment relationship and directorship with the Company or (c) becomes publicly disclosed through no breach of this confidentiality obligation by Carlyle or its representatives. In the event that Carlyle is requested to disclose any Confidential Information through a formal judicial proceeding in a court of competent jurisdiction, Carlyle shall give Holding prompt notice of such request so that Holding may seek an appropriate protective order.

6.02 Non-Compete.

     During the period of time that a Carlyle Director is a member of the Board of Directors of the Company and for one year thereafter, Carlyle shall not, and shall cause its Affiliates not to, make an investment in any Person identified on Schedule I or any Person that is a direct and substantial competitor with the business of the Company, other than (i) investments of less than 2% of the outstanding equity securities of any Person or (ii) investments in any Person (other than a Person identified on Schedule I) for which the annual revenues and assets relating to the business of such Person that competes with the Company are less than 15% of such Person's total annual revenues and assets.

6.03 Equitable Relief.

     Holding shall be entitled to equitable relief including an injunction in addition to all other remedies available to enforce the obligations of Carlyle under this Article VI.

                                  ARTICLE VII

                                  MISCELLANOUS

7.01 Notices.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested (if also sent by facsimile if available at the office of the recipient), as follows:

                         If to Carlyle, to:

                         Carlyle-Blade Acquisition Partners, L.P.
                         1001 Pennsylvania Avenue
                         Suite 200 South
                         Washington, D.C. 20004-2505
                         Attention:  William E. Conway, Jr.
                         Telecopier:  (202) 347-1818

                         With a copy to:

                         Latham & Watkins
                         1001 Pennsylvania Avenue, N.W.
                         Suite 1300
                         Washington, D.C. 20004
                         Attention:  Bruce E. Rosenblum
                         Telecopier:  (202) 637-2201

                         If to Holding, to:

                         Thiokol Holding Company
                         1105 North Market Street
                         Suite 1132
                         Wilmington, Delaware 19899
                         Attention:  Edward T. Hendrixson
                                     Director
                         Telecopier: (302) 427-4605

                         With copies to:

                         Thiokol Corporation
                         2475 Washington Boulevard
                         Ogden, UT 84401-2398
                         Attention:  Daniel S. Hapke, Jr.
                                     Corporate Vice President
                                     and General Counsel
                         Telecopier: (801) 629-2279

                         and:

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, NY 10019-6150
                         Attention:  Eric S. Robinson
                         Telecopier: (212) 403-2000


     Any Party, by notice given in accordance with this Section 7.01 to the other Parties, may designate another address or Person for receipt of notices hereunder.

7.02 Reclassification, Reorganization, Merger, etc.

     The rights and restrictions contained in this Agreement with respect to Common Stock apply to all Securities held on the date hereof and any Securities

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

acquired in the future whether by purchase, exchange, reclassification, reorganization, stock split, dividend, any other change in the Company's capital structure or otherwise.

7.03 Waivers and Amendments; Non-Contractual Remedies; Preservation of
     Remedies.

     Article VII of this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance. Any other provision of this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms thereof may be waived only by a written instrument signed by Carlyle and Holding or in the case of a waiver, by such of Carlyle or Holding waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

7.04 Governing Law.

     This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction), except as to any matters relating to the corporate governance or the capital stock of the Company, which shall be governed by the law of the State of Delaware.

7.05 Arbitration of Disputes.

     Except for controversies, claims or enforcement of the confidentiality and covenant not to compete provisions set forth in Article VI, any other controversy or claim arising out of this Agreement, or any other breach of this Agreement, including any controversy or claim as to arbitrability or rescission, shall be settled by arbitration in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service.

     (a) Such arbitration shall be conducted in the District of Columbia.

     (b) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall not, under

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

any circumstances, have any authority to award punitive, exemplary or similar damages.

     (c) Any Party may pursue the remedy of specific performance of the Agreement or seek a preliminary or permanent injunction against the breach of the Agreement or in aid of the exercise of any power granted hereunder, or any combination thereof in any of the federal courts located within the District of Columbia without resort to arbitration.

     (d) For the purposes of adjudicating any controversy, claim or the enforcement of confidentiality and covenant not to compete provisions in Article VI hereof and for the enforcement of the Arbitration of Dispute in this Section 7.05, the Parties hereby consent to the jurisdiction of the federal courts located within the District of Columbia.

7.06 Binding Effect; No Assignment; No Third Party Beneficiaries.

     Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties. Any such assignment or attempted assignment in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure solely for the benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.07 Counterparts.

     This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.

7.08 Headings.

     The headings in the Agreement are for reference only, and shall not affect the interpretation of this Agreement.

7.09 Severability.

     If any portion of this Agreement shall be deemed unenforceable, the remaining portions shall be valid and enforceable.

7.10 Time of Essence.

     Time is of the essence for each and every provision of this Agreement.

7.11 Attorneys' Fees.

     If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

7.12 Survival.

     All representations, warranties, covenants and agreements of the parties shall survive the consummation of the transactions contemplated by this Agreement.

7.13 Definitions.

     As used in this Agreement, the following terms shall have the meanings set forth below:

     (a) "Affiliate" or "Affiliates" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     (b) "Beneficially Own" and "Beneficial Ownership" have the meanings given to these terms in Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

     (c) "Change of Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Thiokol as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions, provided that a transaction where the holders of all classes of capital stock of Thiokol generally entitled to vote in the election of directors ("Common Equity") immediately prior to such transaction own, directly or indirectly, 50 percent or more of all classes of Common Equity of such Person or group immediately after such transaction(s) shall not be a Change of Control;
         (ii) the liquidation or dissolution of Thiokol, provided that a liquidation or dissolution of Thiokol which is part of a transaction or series or related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above shall not constitute a Change of Control under this clause (ii); (iii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Person, not theretofore having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of Thiokol, acquiring such 50 percent or more direct or indirect "beneficial ownership," provided that transfers of securities among corporations that are affiliated by 100% common ownership (such as a contribution by a parent corporation to a wholly owned subsidiary) shall not, of themselves, result in a Change of Control; or (iv) any Person, including such a group, elects as directors of Thiokol Persons who were not theretofore directors, were not nominees of the Nominating Committee of the Board of Directors of Thiokol and after election constitute a majority of the Board of Directors of Thiokol.

     (d) "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     (e) "Securities" shall mean any shares of capital stock of the Company (other than the 9% Series A Cumulative Preferred Stock of the Company), whether now authorized or not, and any rights, options or warrants to purchase securities of any type which are, or may become, convertible into such capital stock of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.


                              CARLYLE-BLADE ACQUISITION
                              PARTNERS, L.P., a Delaware limited
                              partnership.

                              By:   Carlyle Partners II, L.P.
                              Its:  General Partner

                              By:   TC Group, L.L.C.
                              Its:  General Partner

                              By:   TCG Holdings, L.L.C.
                              Its:  Managing Member

                              By:   _____________________
                              Its:  _____________________


                              THIOKOL CORPORATION
                              a Delaware corporation

                              By:   _____________________
                              Its:  _____________________


                              THIOKOL HOLDING COMPANY
                              a Delaware corporation

                              By:   _____________________
                              Its:  _____________________


                              HOWMET INTERNATIONAL INC.
                              a Delaware corporation

                              By:   _____________________
                              Its:  _____________________